UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 28, 2013

E-WASTE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-165863	26-4018362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 First Street #493, Los Altos, CA 94022 (Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  650-283-2907

______________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS OBLIGATIONS

Item 1.01 Entry into Material Definitive Agreement

In keeping with its strategy announced at the beginning of 2013, on April 28, 2013 E-Waste Systems, Inc. (the “Company”) entered into a binding term sheet with the shareholders of Surf Investments, Ltd. of Irvine, California (“SURF”) whereby a newly formed company to be controlled by the Company shall enter into a Share Purchase  Agreement (“the Agreement”) to purchase all of the issued and outstanding shares of SURF.  All employees of Surf and all operations shall form part of the transaction.

The Purchase Price for 100% of the share capital of Surf, shall be based on a formula determined by various categories of Surf’s sales over the twelve month period ending March 2013.  The consideration shall be paid by the assumption of certain debt and newly issued Series A convertible preferred shares of EWSI at 90% of face value (the ‘Shares’).  These Shares may be converted into restricted common stock of EWSI at the Shareholders choice after a 1 year holding period in equal installments over a 6 month period at a price equivalent to the average of the 10 day volume weighted average closing price per share (the ‘VWAP’) immediately prior to conversion date.

The employees shall remain post-closing of the acquisition and the majority shareholder, and current president of Surf, Kimberly Crew, shall become a member of the Company’s Board of Advisors.

A copy of the term sheet is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  The foregoing descriptions of the agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the agreement.

This acquisition is the result of, and part of, a transaction originally negotiated by the Company in fiscal year 2011 but which was not completed at that time.

The transaction is expected to close within the month and is subject to execution of definitive agreements and board approval.  Due diligence has already commenced

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d) EXHIBITS:

99.1	Term Sheet Agreement from shareholders of Surf Investments, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-Waste Systems, Inc.

/s/   Martin Nielson
By:  Martin Nielson
Its:  Chief Executive Officer and Director

Date:    May 2,  2013